UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑ Filed by the Registrant	☐ Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ENVISTA HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 5, 2023

Dear Stockholders:

This letter addresses the proxy paper published by Glass Lewis on May 1, 2023 (the “Glass Lewis Report”) and the advisory report issued by the proxy firm Institutional Shareholder Services (“ISS”) on April 27, 2023 (the “ISS Report” and, together with the Glass Lewis Report, the “Reports”), regarding the 2023 Annual Meeting of Stockholders of Envista Holdings Corporation (the “Company”) scheduled for May 23, 2023. In the Reports, Glass Lewis and ISS recommended a “WITHHOLD” vote for Daniel Raskas, an independent director and a member of our Compensation Committee. Glass Lewis made their recommendation because they view Mr. Raskas as an affiliated director, and ISS made their recommendation because they view Mr. Raskas as a non-independent director. Additionally, Glass Lewis recommended a “WITHHOLD” vote for Kieran T. Gallahue, an independent director and chair of our Nominating and Governance Committee. Glass Lewis made this recommendation due to the Company’s presentation of racial/ethnic minority demographic information combined with gender demographic information.

In this supplement, we would like to highlight important facts about the independence of Mr. Raskas and his contributions to our Board and our Compensation Committee. While we appreciate the guidance regarding independent directors from Glass Lewis and ISS, we do not think it is applicable in the case of Mr. Raskas and we continue to strongly believe that a vote “FOR” Mr. Raskas is advisable. Additionally, while we believe our presentation of our diversity data was clear in our 2023 definitive proxy statement (the “Proxy Statement”), we are including an additional chart in this supplement to highlight the Board’s racial/ethnic diversity. We believe this alleviates any concerns Glass Lewis has about our disclosure and strongly believe that a vote “FOR” Mr. Gallahue is advisable.

On behalf of the Board, I encourage you to review this supplement, as well as the detailed information provided in our Proxy Statement before you cast your vote at the Annual Meeting. We urge you to vote FOR the re-election of Mr. Raskas and Mr. Gallahue to the Board.

Independence of Daniel Raskas

Mr. Raskas is the Senior Vice President of Corporate Development of Danaher Corporation (“Danaher”), our former parent company. We separated from Danaher on September 20, 2019 and completed our spin-off from Danaher on December 18, 2019. As of December 18, 2019, Danaher no longer owns any of our outstanding common stock and is no longer a related party to the Company.

Mr. Raskas joined our Board prior to our Initial Public Offering in 2019 as a non-independent director. Mr. Raskas served on our Compensation Committee from the time of our IPO and listing on the New York Stock Exchange until December 2020, first under the controlled company exception of the NYSE rules for fully independent Compensation Committees and then under the one-year transition period provided by the NYSE rules for fully independent Compensation Committees. Mr. Raskas resigned from the Compensation Committee before the one-year transition period expired.

Pursuant to SEC and NYSE rules, the Board of Directors did not consider Mr. Raskas to be an independent director until after three years had lapsed from the time of Danaher’s divestiture of all of its interests in the Company. In January 2023, the Board made an affirmative determination of Mr. Raskas’ independence after due inquiry as to the relevant facts and circumstances and considered all material relationships and transactions between the Company and Mr. Raskas. Additionally, the Board affirmatively determined that Mr. Raskas met the additional independence requirements for Compensation Committee members under NYSE rules and reappointed Mr. Raskas to the Compensation Committee upon such determination.

The Board believes not only that Mr. Raskas is an independent director, but he is also an invaluable member of the Board and Compensation Committee:

•While the Company was still part of Danaher, Mr. Raskas did not have any operational or managerial responsibility for our business.
•Mr. Raskas’ corporate development and private equity experience give him particular insight into acquisition strategy, which represents a key strategic benefit for us.
•Although Mr. Raskas is independent, his familiarity with the Danaher Business System and its successor, the Envista Business System, is of unique benefit to us from a functional and governance perspective.
•Mr. Raskas has proven himself to be a dedicated and active member of our Board and Compensation Committee.

The “WITHHOLD” recommendation of Glass Lewis and ISS is based on a bright line five-year lookback period that both ISS and Glass Lewis apply without regard to individual facts and circumstances. The NYSE rules only require a three-year lookback, which we believe is more appropriate in the case of Mr. Raskas. As stated above, he did not have operational or management oversight of the Company before our split-off from Danaher, nor are there any other circumstances that would call his independence into question. We respectfully disagree with the five-year lookback period’s application to Mr. Raskas.

Board Diversity Data

In our Proxy Statement, we provided information on our Board’s Independence and Diversity. We aggregated the information on gender and racial/ethnic diversity. Glass Lewis perceived this as a failure of the Company to provide disclosure of racial/ethnic minority demographic information at an overall board aggregate level. The following is revised “Independence and Diversity” disclosure, which now includes the racial/ethnic minority disclosure separate from gender disclosure. This revised disclosure alleviates the sole objection raised by Glass Lewis regarding Mr. Gallahue’s reelection to our Board of Directors.

The Board reiterates its unanimous recommendation that stockholders vote FOR each director nominee, including Daniel Raskas and Kieran T. Gallahue.

Sincerely,

/s/ Scott Huennekens
Scott Huennekens
Chairman of the Board